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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

ENDOCARDIAL SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-1724963 (I.R.S. Employer Identification No.)
1350 Energy Lane, Suite 110 St. Paul, Minnesota (Address of principal executive offices)	55108 (Zip Code)

ENDOCARDIAL SOLUTIONS, INC.
1993 LONG-TERM INCENTIVE AND STOCK OPTION PLAN
DIRECTORS' STOCK OPTION PLAN
(Full title of the plans)

James W. Bullock
Endocardial Solutions, Inc.
1350 Energy Lane, Suite 110
St. Paul, Minnesota 55108
(651) 523-6900
Facsimile: (651) 644-7897
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock ($.01 par value)	850,000 shares	$8.10	$6,885,000	$633.42

(1)
The number of shares being registered represents the number of shares of common stock indicated for each of the following plans in addition to shares previously registered under the plans: Endocardial Solutions, Inc. 1993 Long-Term Incentive and Stock Option Plan (750,000 shares); and Endocardial Solutions, Inc. Directors' Stock Option Plan (100,000 shares). Includes corresponding rights to acquire shares of Endocardial Solutions, Inc. preferred stock pursuant to the Rights Agreement between Endocardial Solutions, Inc. and Wells Fargo Bank Minnesota, N.A. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock which become issuable under such plans pursuant to their respective antidilution provisions.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, using the average of the high and low prices of the common stock as reported on the Nasdaq National Market on June 3, 2002.

        Pursuant to General Instruction E of Form S-8, this Registration Statement relates to the registration of additional shares of common stock, $.01 par value per share, of the Registrant under the Endocardial Solutions, Inc. 1993 Long-Term Incentive and Stock Option Plan and the Endocardial Solutions, Inc. Directors' Stock Option Plan, and incorporates by reference the following: the Registration Statement on Form S-8 relating to the 1993 Long-Term Incentive and Stock Option Plan and the Directors' Stock Option Plan filed with the Securities and Exchange Commission (the "Commission") on May 29, 1997 (File No. 333-27979), and the Registration Statement on Form S-8 relating to the 1993 Long-Term Incentive and Stock Option Plan filed with the Commission on October 19, 2001 (File No. 333-71858).

PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1, dated January 29, 1997, as amended on March 5, 1997, March 13, 1997 and March 18, 1997 (File No. 0-22233))
4.2	Amended Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 0-22233))
4.3
Rights Agreement, dated as of August 25, 1999, between the Registrant and Wells Fargo Bank Minnesota, National Association (formerly Norwest Bank Minnesota, National Association) as Rights Agent (incorporated by reference to Exhibit 1 to the Registrant's Registration Statement on Form 8-A dated August 25, 1999 (File No. 0-22233))
5.1	Opinion and Consent of Dorsey & Whitney LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

2

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on the 31st day of May, 2002

ENDOCARDIAL SOLUTIONS, INC.
By	/s/ JAMES W. BULLOCK James W. Bullock President and Chief Executive Officer (Principal Executive, Financial and Accounting Officer)

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James W. Bullock, as his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any additional Registration Statement pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8 (or Registration Statements, if an additional Registration Statement is filed pursuant to Rule 462(b)) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JAMES W. BULLOCK James W. Bullock	President, Chief Executive Officer and Director (Principal Executive Officer, Financial and Accounting Officer)	May 31, 2002
/s/ GRAYDON E. BEATTY Graydon E. Beatty	Director	May 31, 2002
/s/ JAMES E. DAVERMAN James E. Daverman	Director	May 31, 2002
/s/ ROBERT G. HAUSER, M.D. Robert G. Hauser, M.D.	Director	May 23, 2002
Richard D. Randall	Director
Warren S. Watson	Director
/s/ MARK T. WAGNER Mark T. Wagner	Director	May 27, 2002

EXHIBIT INDEX

Exhibit	Page
5.1	Opinion and Consent of Dorsey & Whitney LLP
23.1	Consent of Ernst & Young LLP

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PART II
SIGNATURES
EXHIBIT INDEX